EXHIBIT 12

COMPUTATION OF RATIO OF INCOME FROM

CONTINUING OPERATIONS TO FIXED CHARGES

FOR NINE MONTHS ENDED SEPTEMBER 30,

(UNAUDITED)

(Dollars in millions)	2005	2004

Income from continuing operations before income taxes (1)	$7,668	$6,557

Add: Fixed charges, excluding capitalized interest	907	767

Income as adjusted before income taxes	$8,575	$7,324

Fixed charges:
Interest expense	$562	$417
Capitalized interest	10	8
Portion of rental expense representative of interest	345	350

Total fixed charges	$917	$775

Ratio of income from continuing operations to fixed charges	9.35	9.45

(1) Income from continuing operations before income taxes excludes (a) amortization of capitalized interest and (b) the company’s share in the income and losses of less-than-fifty percent-owned affiliates.

(This page is intentionally left blank.)

SEGMENT INFORMATION - ON CONTINUING OPERATIONS BASIS

(UNAUDITED)

(Dollars in millions)	Global Services	Systems and Technology Group	Software
Three Months Ended September 30, 2005:

External revenue	$11,687	$4,988	$3,819
Internal revenue	724	268	484
Total revenue	$12,411	$5,256	$4,303
Pre-tax income/(loss)	$1,153	$385	$1,173

Revenue year-to-year change	2.5%	6.4%	6.1%
Pre-tax income year-to-year change	15.9%	(2.3)%	29.3%
Pre-tax income margin	9.3%	7.3%	27.3%

Three Months Ended September 30, 2004:

External revenue	$11,312	$4,665	$3,621
Internal revenue	791	276	433
Total revenue	$12,103	$4,941	$4,054
Pre-tax income/(loss)	$995	$394	$907

Pre-tax income margin	8.2%	8.0%	22.4%

Reconciliations to IBM as Reported:

(Dollars in millions)	Three Months Ended September 30, 2005	Three Months Ended September 30, 2004
Revenue:
Total reportable segments	$23,144	$25,054
Eliminations/other	(1,615)	(1,705)
Total IBM Consolidated	$21,529	$23,349

Pre-tax income:
Total reportable segments	$3,035	$2,581
Eliminations/other	(120)	(396)
Total IBM Consolidated	$2,915	$2,185

(Dollars in millions)	Global Financing	Enterprise Investments	Personal Computing Division	Total Segments
Three Months Ended September 30, 2005:

External revenue	$599	$284	$—	$21,377
Internal revenue	289	2	—	1,767
Total revenue	$888	$286	$—	$23,144
Pre-tax income/(loss)	$363	$(39)	$—	$3,035

Revenue year-to-year change	(5.8)%	10.4%	nm	(7.6)%
Pre-tax income year-to-year change	6.5%	32.8%	nm	17.6%
Pre-tax income margin	40.9%	(13.6)%	nm	13.1%

Three Months Ended September 30, 2004:

External revenue	$634	$257	$2,713	$23,202
Internal revenue	309	2	41	1,852
Total revenue	$943	$259	$2,754	$25,054
Pre-tax income/(loss)	$341	$(58)	$2	$2,581

Pre-tax income margin	36.2%	(22.4)%	0.1%	10.3%

(Dollars in millions)	Global Services	Systems and Technology Group	Software
Nine Months Ended September 30, 2005:

External revenue	$35,368	$14,132	$11,191
Internal revenue	2,244	763	1,416
Total revenue	$37,612	$14,895	$12,607
Pre-tax income/(loss)	$1,876	$737	$2,948

Revenue year-to-year change	4.7%	3.9%	6.5%
Pre-tax income year-to-year change	(31.7)%	(31.8)%	17.4%
Pre-tax income margin	5.0%	4.9%	23.4%

Nine Months Ended September 30, 2004:

External revenue	$33,608	$13,530	$10,545
Internal revenue	2,312	801	1,291
Total revenue	$35,920	$14,331	$11,836
Pre-tax income/(loss)	$2,747	$1,081	$2,512

Pre-tax income margin	7.6%	7.5%	21.2%

Reconciliations to IBM as Reported:

(Dollars in millions)	Nine Months Ended September 30, 2005	Nine Months Ended September 30, 2004
Revenue:
Total reportable segments	$71,678	$73,580
Eliminations/other	(4,971)	(4,958)
Total IBM Consolidated	$66,707	$68,622

Pre-tax income:
Total reportable segments	$6,357	$7,176
Eliminations/other*	1,301	(555)
Total IBM Consolidated	$7,658	$6,621

*                 Includes the gain from the sale of the company’s Personal Computing business to Lenovo, the impact of the legal settlement with the Microsoft Corporation, and unallocated charges related to the company’s incremental restructuring actions in the second quarter of 2005.

(Dollars in millions)	Global Financing	Enterprise Investments	Personal Computing Division	Total Segments
Nine Months Ended September 30, 2005:

External revenue	$1,798	$837	$2,876	$66,202
Internal revenue	1,013	7	33	5,476
Total revenue	$2,811	$844	$2,909	$71,678
Pre-tax income/(loss)	$1,092	$(131)	$(165)	$6,357

Revenue year-to-year change	(0.5)%	4.6%	nm	(2.6)%
Pre-tax income year-to-year change	4.5%	19.6%	nm	(11.4)%
Pre-tax income margin	38.8%	(15.5)%	nm	8.9%

Nine Months Ended September 30, 2004:

External revenue	$1,951	$801	$7,769	$68,204
Internal revenue	875	6	91	5,376
Total revenue	$2,826	$807	$7,860	$73,580
Pre-tax income/(loss)	$1,045	$(163)	$(46)	$7,176

Pre-tax income margin	37.0%	(20.2)%	(0.6)%	9.8%